Exhibit 10.35

SECOND AMENDED AND RESTATED

INCENTIVE COMPENSATION AGREEMENT

THIS SECOND AMENDED AND RESTATED INCENTIVE COMPENSATION AGREEMENT (this “Agreement”) is entered into as of this 14 day of June, 2004, by and between Catalina Lighting, Inc., a Florida corporation (the “Company”), and Robert Varakian (“Employee”).

WHEREAS, the Company and Employee are parties to an Amended and Restated Incentive Compensation Agreement dated as of March 15, 2004 (the “Initial Agreement”), which Initial Agreement sets forth the terms and conditions under which the Company shall pay Employee certain compensation for Employee’s contributions to the Company; and

WHEREAS, the Company and Employee desire to amend and restate the Initial Agreement pursuant to the terms hereof;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Incentive Compensation.

(a) Subject in all cases to the provisions of Section 1(b) and Section 4 hereof, if a “Change in Control” (as defined in Section 1(c) hereof) occurs on or before December 31, 2004, the Company shall pay Employee a cash bonus (the “Incentive Compensation”) equal to the sum of (i) the amount, if any, determined under Schedule A hereto, which amount will based on the “Net Proceeds” (as defined on Schedule A) received by the Company or its shareholders in connection with such Change in Control less the Option Proceeds (as defined in Section 1(c)(ii) hereof); provided, however, in no event shall the amount under this Section 1(a)(i) be less than zero and (ii) $333,333.

(b) Notwithstanding any other provision of this Agreement to the contrary, no Incentive Compensation shall be due or payable by the Company to Employee if Employee is not employed by the Company on the effective date of the Change in Control.

(c) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Change in Control” shall mean (i) any consolidation or merger in which the Company is not the surviving entity or which results in the acquisition of all or substantially all of the Company’s outstanding shares of capital stock by a single person or entity or by a group of persons or entities acting in concert; (ii) any sale or transfer of all or substantially all of the Company’s assets; or (iii) the sale through merger, exchange or sale of all or substantially all of the assets, business or stock of one of the Company’s two operating segments, which are for purposes of this definition are the North American operating segment (which includes China Manufacturing and Distribution operations) and the United Kingdom operating segment, in a single or series of related transactions; provided, however, that the term “Change in Control” shall not include any of the following: (x) a transaction or transactions with affiliates of the Company (as determined by the Company’s Board of Directors in its sole discretion) or (y) a transaction or transactions pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun Catalina Holdings, LLC or any of its affiliates (as determined by the Company’s Board of Directors in its sole discretion).

(ii) “Option Proceeds” shall mean the gross amount received by Employee in connection with a Change in Control in respect of all options granted to Employee under the Catalina Lighting, Inc. Stock Incentive Plan and any other existing or future stock option plan of the Company (i.e., the value of any shares received upon exercise of any such options owned by the Employee as of the Change in Control, less the exercise price paid for such shares; where unexercised options are canceled in exchange for a cash payment in connection with the Change in Control, the gross amount of such payment; and where unexercised options are assumed or replaced by an acquiring entity in connection with the Change in Control, the fair value of the options so assumed or replaced at the date of the Change in Control, as determined in good faith by the Company).

2. Withholding Taxes. The Company may withhold from any amounts payable to Employee under this Agreement such foreign, federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

3. Cooperation With Regard to Litigation. Employee agrees to cooperate with the Company during the period of Employee’s employment with the Company or any of its subsidiaries or affiliates and following the termination or expiration of Employee’s employment with the Company or any of its subsidiaries or affiliates for any reason whatsoever (including, without limitation, disability, retirement, voluntary resignation or termination, or involuntary termination with or without cause) by being reasonably available to testify on behalf of the Company or any of its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. Employee shall be reimbursed for any out-of-pocket expenses reasonably incurred by Employee in the course of such cooperation.

4. Special Limitation. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment by the Company in connection with a Change in Control to or for the benefit of Employee (whether paid or payable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), then the amount payable to Employee hereunder shall be reduced to the Reduced Amount. The “Reduced Amount” shall be that amount which maximizes the payment amount hereunder without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

5. Miscellaneous. This Agreement is legally binding on the parties and their respective successors and assigns. It may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. It represents the parties’ entire understanding regarding the subject matter of this Agreement and supersedes any and all prior agreements regarding the same subject matter. The terms and provisions of this Agreement cannot be terminated, modified or amended except in a writing signed by the party against whom enforcement is sought. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, and any suit, action or proceeding arising out of or relating to this Agreement shall be commenced and maintained in any court of competent subject matter jurisdiction located in Miami, Florida. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party, upon final judgment on the merits, all attorneys’ fees and disbursements actually billed to such party, including all such fees and disbursements incurred at trial, during any appeal or during negotiations. None of Employee’s rights under this Agreement may be transferred, assigned, pledged or encumbered. Nothing in this Agreement shall be construed as conferring upon Employee any right to continue in employment or to limit the right of the Company to terminate the Employee for any reason, with or without cause. This Agreement shall terminate on December 31, 2004.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Catalina Lighting, Inc.

By:	/s/ Clarence E. Terry
Name:
Title:

/s/ Robert Varakian
Robert Varakian

APPENDIX A

SCHEDULE OF POTENTIAL CASH BONUS AMOUNTS1

Net Proceeds[2]	Cash Bonus Amount[3,4]
Less Than $60,000,000	No amount payable
$60,000,000	$300,000
$70,000,000	$350,000
$80,000,000	$400,000
$90,000,000	$450,000
$100,000,000	$500,000
$110,000,000	$550,000
$120,000,000	$600,000
$130,000,000	$650,000
$140,000,000	$700,000

1	Subject to reduction for Option Proceeds per Section 1(a).
2	"Net Proceeds" shall mean the aggregate amount of proceeds actually received by the Company or its shareholders in connection with a Change in Control, less all fees, expenses and other monetary obligations paid or payable to unaffiliated third parties (including, without limitation, investment banking, legal, accounting and escrow fees and expenses and indemnification costs) in connection with a Change in Control and in the case of a Change in Control described in clause (ii) of the definition of Change in Control in Section 1(c)(i) less all taxes paid or payable in connection therewith; provided, however, that notwithstanding anything in this definition to the contrary, for avoidance of doubt, any proceeds or other funds that the Company or its affiliates (including, without limitation, Sun Capital Partners Management, LLC) actually receive or are entitled to receive pursuant to any agreement between Sun Capital Partners Management, LLC (or any of its affiliates) and the Company (or any of its subsidiaries) shall not be included in "Net Proceeds."
3	The Cash Bonus Amount will be prorated between steps (e.g., if the Net Proceeds are between $60,000,000 and $70,000,000, Employee's Cash Bonus Amount shall be equal to the product obtained by multiplying (i) $350,000 by (ii) a fraction, the numerator of which is the actual amount of Net Proceeds and the denominator of which is $70,000,000).
4	In the event of a Change in Control due to the sale of one (or both) of the Company's operating segments as further described in clause (iii) of the definition of Change in Control in Section 1(c)(i), the Cash Bonus Amount shall be payable in accordance with the following procedures:

A. If the Change in Control is due to the sale of the United Kingdom operating segment, the Net Proceeds shall be multiplied by 1.25.

B. 50% of the applicable Cash Bonus Amount (as provided in the Schedule of Potential Cash Bonus Amounts, as amended by A above) shall be paid on the Change in Control and the remaining 50% shall be paid in accordance with the vesting schedule of Employee's November 21, 2002 option grant.

C. If the remaining operating segment of the Company is sold before the expiration of this Agreement, the 50% of the applicable Cash Bonus Amount to be paid according to the vesting schedule described in paragraph B above shall be canceled, and the Company will pay Employee on the date of such sale a Cash Bonus Amount based upon the aggregate Net Proceeds of the two sales and the Schedule of Potential Cash Bonus Amounts shown in the table above less any amount previously paid to Employee pursuant to paragraph B above.

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